Filed pursuant to Rule 424(b)(3)

File No. 333-144937

Prospectus Supplement No. 4 Dated November 19, 2007

To Prospectus Dated August 7, 2007

ALLIED NEVADA GOLD CORP.

7,896,000 Shares

Common Stock

This prospectus supplement supplements the Prospectus dated August 7, 2007, as supplemented by Supplement No. 1 dated August 10, 2007, Supplement No. 2 dated September 20, 2007 and Supplement No. 3 dated November 15, 2007 (as so supplemented, the “Prospectus”). The Prospectus relates to the offer and sale from time to time of up to 7,896,000 shares of our common stock, which are held by certain stockholders named in the Prospectus under the section entitled “Selling Stockholders”. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS, AS AMENDED AND RESTATED AS SET FORTH IN “PART II-ITEM 1A. RISK FACTORS” INCLUDED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2007 COMPRISING PART OF SUPPLEMENT NO. 3 DATED NOVEMBER 15, 2007, TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 19, 2007.

The information in this prospectus supplement concerning the selling stockholders supersedes in part the information set forth under the caption “Selling Stockholders” in the prospectus by deleting the information contained (i) under the subheading “Shares Issued in Connection with the Arrangement” and (ii) in the table regarding the selling stockholders with respect to beneficial ownership of our common stock, as well as the two paragraphs immediately preceding that table, and substituting, respectively, (i) the following text under the subheading “Shares Issued in Connection with the Arrangement” and (ii) the following table and the two paragraphs immediately preceding the table.

As well, the text under “Shares Eligible for Future Sale—Registration Rights and Related Matters—Shares Issued to the Pescios Pursuant to the Arrangement” is superseded in its entirety by the text under that caption as set forth below (which follows the table as revised).

Shares Issued in Connection with the Arrangement

On May 10, 2007, upon closing of the Arrangement, the Pescios transferred the Pescio Nevada Assets to Allied Nevada in return for 12,000,000 shares of our common stock and $15 million in cash, pursuant to the Arrangement Agreement. See “Business - Business Development - Arrangement Agreement.” The Pescios agreed to transfer a portion of their consideration received pursuant to the Arrangement Agreement to Greg Hryhorchuk and Robert Lipsett in consideration of assistance provided by Messrs. Hryhorchuk and Lipsett to Mr. Pescio. Accordingly, on May 10, 2007, the Pescios transferred an aggregate 2,700,000 shares of Allied Nevada common stock to Messrs. Hryhorchuk and Lipsett. Upon the closing of the Arrangement and completion of the foregoing share transfers, the Pescios own 9,300,000 shares of Allied Nevada common stock and have the largest holding of Allied Nevada shares. In addition to being a major shareholder, Mr. Pescio was elected to the Allied Nevada board of directors on March 1, 2007. Mr. Pescio is also party to a non-competition agreement and a professional service agreement with Allied Nevada. See “Management - Agreements with Carl Pescio.”

Pursuant to the Arrangement Agreement, we agreed to use commercially reasonable efforts, as soon as possible following the closing of the Arrangement, to file a registration statement on Form S-1 with the SEC registering 35% of the shares issued to the Pescios as part of the Arrangement (representing 4,200,000 shares) for resale. We met this filing obligation with the registration statement on Form S-1, filed with the SEC on July 27, 2007 and declared effective by the SEC on August 7, 2007, of which this prospectus is a part. Under the Arrangement Agreement, such resales are subject to restrictions including the following:

(i)	each of the Pescios agreed to not sell any shares of Allied Nevada common stock, until the earlier of (A) the date on which the registration statement becomes effective, and (B) the date which is six months after the closing of the Arrangement, and any such sale will only be done in compliance with all applicable securities laws;

(ii)	during the period ending 12 months after the closing of the Arrangement, the Pescios will not sell pursuant to the registration statement, in aggregate, more than 20% of the total number of shares acquired by the Pescios as a result of the Arrangement; and

(iii)	during the period ending 12 months after the closing of the Arrangement, the Pescios agreed to refrain from selling pursuant to the registration statement Allied Nevada shares representing, in aggregate, more than 0.67% of the issued and outstanding shares of Allied Nevada common stock, in any calendar month.

As provided in the Arrangement Agreement, the foregoing provisions were to apply as well to Messrs. Hryhorchuk and Lipsett with respect to the shares transferred to them by the Pescios. We have since waived these requirements as to Messrs. Hryhorchuck and Lipsett and they have sold all of their Allied Nevada shares that were registered for resale under the foregoing registration statement on Form S-1. See “Shares Eligible for Future Sale—Registration Rights and Related Matters.”

The following table sets forth, as of the date of this prospectus supplement, the number of shares being held of record or beneficially by the selling stockholders that may be offered under this prospectus, all of which is based upon information currently available to us.

As described above under “Shares Issued in Connection with the Arrangement” and “Shares Issued in July 2007 Private Placement”, the shares offered hereunder by Carl Pescio and Janet Pescio, Gregory Hryhorchuk and Robert Lipsett were acquired in connection with the share issuance to the Pescios pursuant to the Arrangement, and the shares being offered hereunder by each of the other selling stockholders (who include certain other directors and officers of Allied Nevada) were acquired as part of our private placement of Units completed on July 16, 2007. Except as described herein and as set forth below, none of the selling stockholders has held a position as an officer or director of our company, nor has any selling stockholder had a material relationship of any kind with our company. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public resales of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

	Beneficial Ownership Prior to Offering(1)			Beneficial Ownership After Offering(2)
Name of Selling Stockholder	Number	Percent	Remaining Number of Shares Offered Hereby	Number	Percent
Carl Pescio and Janet Pescio (3)	9,300,000	21.7%	3,255,000	6,045,000	14.1%
Robert M. Buchan (4)	1,740,000	4.0%	870,000	870,000	2.0%
Scott A. Caldwell (5)	220,000	*	110,000	110,000	*
James M. Doyle (6)	66,000	*	33,000	33,000	*
W. Durand Eppler (7)	60,094	*	10,000	50,094	*
Hal D. Kirby (8)	100,000	*	50,000	50,000	*
A. Murray Sinclair (9)	652,000	1.5%	326,000	326,000	*
2035718 Ontario Inc. (10)	8,000	*	4,000	4,000	*
Larry Adelman & Carol Adelman TIC	18,115	*	3,500	14,615	*
James R. Allis	9,158	*	3,000	6,158	*
Jack L. Angove	24,000	*	12,000	12,000	*
Anne W & Robert O. Briggs Living Trust UAD 4/11/07	7,000	*	3,500	3,500	*
Antony Herrey Pen Plan & Trust DTD 1/1/85 FBO Employee Plan Participants (11)	20,133	*	5,700	14,433	*
Alan C. Arnold	6,157	*	3,000	3,157	*
Lucio Baldini	10,300	*	3,400	6,900	*
Stephen F. Barcia & Maria G. Barcia JTWROS	11,160	*	3,000	8,160	*
Brian E. Bayley	200,000	*	100,000	100,000	*
P. Patrick Beathard	36,836	*	5,000	31,836	*
Marvin Berkman	76,373	*	10,000	66,373	*
Bernard Rubin Family Ltd (12)	7,587	*	3,000	4,587	*
Lillian H. Bickel	9,381	*	3,500	5,881	*
Gary & Janet Bishop JTWROS	11,600	*	5,800	5,800	*
Jon Black & Kerri Hakoda JTWROS	18,386	*	3,000	15,386	*
Blasdell Revocable Trust #2 UAD 9/26/02	39,085	*	12,000	27,085	*
Bolder Opportunities I L.P. (13)	200,000	*	100,000	100,000	*
Boulger Residual Trust UAD 6-19-84	7,000	*	3,500	3,500	*
John and Clara Brady	9,200	*	4,600	4,600	*

	Beneficial Ownership Prior to Offering(1)			Beneficial Ownership After Offering(2)
Name of Selling Stockholder	Number	Percent	Remaining Number of Shares Offered Hereby	Number	Percent
Brauer Revocable Living Trust U/A DTD 12/18/1997	11,763	*	3,500	8,263	*
RBC Dain Rauscher CFBO Marrion D. Broussard, IRA	11,970	*	4,000	7,970	*
Brownstone Family LLP (14)	20,694	*	3,400	17,294	*
RBC Dain Rauscher CFBO Don Brubeck IRA	7,000	*	3,500	3,500	*
Bukchuck Holdings (15)	50,000	*	25,000	25,000	*
Douglas Casey	238,547	*	25,000	213,547	*
Jeptha E. Castleberry III	7,000	*	3,500	3,500	*
Larry B. Childress & Penny L. Childress JTWROS	24,000	*	12,000	12,000	*
Scott E. Chosed	4,000	*	2,000	2,000	*
Andrew R. Cobb	6,800	*	3,400	3,400	*
RBC Dain Rauscher CFBO John R. Deputy IRA	51,492	*	5,500	45,992	*
RBC Dain Rauscher CFBO Robert J. Dyrda; Roth IRA	15,970	*	6,000	9,970	*
Emerald Bay Investments Ltd. (16)	12,600	*	3,400	9,200	*
Exploration Capital Partners 2000, LP (17)	2,687,140	6.2%	815,600	1,871,540	4.3%
Far Away Horizons Corp (18)	12,382	*	5,000	7,382	*
Joseph Ferraccio & Barbara Ferraccio, JTWROS	11,600	*	5,800	5,800	*
Lowell S. Fink	20,000	*	10,000	10,000	*
Vincent Foley	16,733	*	4,000	12,733	*
RBC Dain Rauscher CFBO Robert Frederick RX Shoppe SEP/IRA	12,940	*	2,500	10,440	*
W. Leeds Frye	7,175	*	2,000	5,175	*
Donal Gallagher	13,557	*	4,000	9,557	*
Gary A Vlahovich Rev Trust UAD 08/13/04	21,432	*	5,000	16,432	*
George R. Gaubatz	12,495	*	4,600	7,895	*
RBC Dain Rauscher CFBO Denise B. Geasland IRA	2,237	*	1,000	1,237	*
Glenn Investments LP (19)	14,695	*	5,700	8,995	*
RBC Dain Rauscher CFBO Mary Goddard IRA	5,000	*	2,500	2,500	*
Dennis Goebel and Lori Goebel JTWROS	23,970	*	10,000	13,970	*
Gordon & Kari Holmes Rev Trust UAD 03/07/00	25,368	*	8,000	17,368	*
Suzanne & Egan Gost, JTWROS	5,094	*	1,500	3,594	*
Anthony E Harnack II Trust #2 UAD 01/01/04	10,000	*	5,000	5,000	*
Harnack Family Trust #2 UAD 10/27/87	304,188	*	50,000	254,188	*
RBC Dain Rauscher CFBO Heimo S. Hollbacher, Roth IRA	7,000	*	3,500	3,500	*
Holmes Revocable Trust UAD 3/7/00	10,000	*	5,000	5,000	*
Howard Family Trust 4-29-99	27,940	*	10,000	17,940	*
Ingman Family Rev Trust	11,400	*	5,700	5,700	*
Elliot and Marlene Israel Tenants in Common	7,000	*	3,500	3,500	*
Andrew R. Jackson	5,475	*	2,500	2,975	*
Jan W. Janssen Trust UAD 11/4/2002	55,880	*	20,000	35,880	*
Anthony V. Javoric	5,000	*	2,500	2,500	*
JBD Trust #1 DTD 10-1-2001	14,527	*	2,500	12,027	*
Jemest Partnership (20)	19,000	*	8,000	11,000	*
David & June Jenson JTWROS	36,787	*	4,500	32,287	*
Leanna Jiang	40,000	*	20,000	20,000	*
John A Brady Jr. Childrens Trust UAD 12/26/95	9,200	*	4,600	4,600	*
Jones Family 2003 Living Trust UAD 7/8/03	35,000	*	17,500	17,500	*

	Beneficial Ownership Prior to Offering(1)			Beneficial Ownership After Offering(2)
Name of Selling Stockholder	Number	Percent	Remaining Number of Shares Offered Hereby	Number	Percent
RBC Dain Rauscher CFBO Beverly P. Jones, IRA	20,000	*	10,000	10,000	*
Steve Kehas	10,000	*	5,000	5,000	*
Kimberly Kay Reno Trust UAD 01/15/93	1,200	*	600	600	*
Charles E. Koehn Jr.	55,540	*	23,800	31,740	*
RBC Dain Rauscher CFBO Charles Koehn Segregated R/O IRA	20,000	*	10,000	10,000	*
Michael Kosowan	29,372	*	5,000	24,372	*
RBC Dain Rauscher CFBO Jean-Claude G. Koven, IRA	5,500	*	2,500	3,000	*
Paul Richard Kullich	8,000	*	4,000	4,000	*
David Lambard	18,745	*	5,800	12,945	*
RBC Dain Rauscher CFBO Patrick Laughlin, Sep IRA	7,586	*	3,000	4,586	*
Howard Loehr	7,000	*	3,500	3,500	*
Egan B. Logan	5,000	*	2,500	2,500	*
A Faye Lore & Jon S Lore JTWROS	9,381	*	3,500	5,881	*
Thomas A. Martin	36,000	*	18,000	18,000	*
Daniel Martinez	105,024	*	25,000	80,024	*
The McDougal Family Ltd (21)	13,733	*	2,500	11,233	*
RBC Dain Rauscher CFBO D James McNely Roth IRA	29,815	*	8,000	21,815	*
Ravindra Mehta and Manisha Mehta JTWROS	18,270	*	8,500	9,770	*
Ben Miller	16,000	*	8,000	8,000	*
Jonathan Miller	27,880	*	6,000	21,880	*
Vedant Mimani	24,995	*	5,000	19,995	*
RBC Dain Rauscher CFBO Walter R. Minch, IRA	13,572	*	5,000	8,572	*
Dan Monks	23,115	*	3,500	19,615	*
Thomas L. Morton	11,400	*	5,700	5,700	*
Nakeeta LP (22)	23,527	*	7,000	16,527	*
Wayne R. Nelson	10,000	*	5,000	5,000	*
Office Environments & Services Inc. (23)	19,899	*	4,000	15,899	*
Ronald Orman	18,571	*	7,300	11,271	*
RBC Dain Rauscher CFBO James W Pate IRA	15,145	*	4,000	11,145	*
Randy Perillo	27,940	*	10,000	17,940	*
Siegfried E. Poppe & Irmgard T. Poppe, JTWROS	11,940	*	2,000	9,940	*
John Potts Jr. and Marjorie J. Potts	25,055	*	3,000	22,055	*
Randolph A. Reinwasser REV Trust U/A DTD 03/29/2004	4,000	*	2,000	2,000	*
Larry E. Rieder and Kathie J. Rieder	43,820	*	10,000	33,820	*
Rodney McIntyre Trust UAD 5/1/01	12,351	*	3,000	9,351	*
Rodrigue Rev Trust UAD 9/11/00	6,031	*	2,500	3,531	*
Rosedale Ltd. (24)	10,000	*	5,000	5,000	*
RBC Dain Rauscher CFBO Norman K Rumpf IRA	12,495	*	4,600	7,895	*
Schein Family Trust DTD 5-9-95	17,527	*	4,000	13,527	*
Riaz Shariff	400,000	*	200,000	200,000	*
Patrik Sharma and Patrice Li-Ching Yang Sharma	17,511	*	3,000	14,511	*
Kenneth H. Smith	21,353	*	5,000	16,353	*
Joseph T. Smudin	6,800	*	3,400	3,400	*
RBC Dain Rauscher CFBO Joseph T. Smudin, R/O IRA	14,000	*	7,000	7,000	*
SOC Investments LLC (25)	8,300	*	3,000	5,300	*

	Beneficial Ownership Prior to Offering(1)			Beneficial Ownership After Offering(2)
Name of Selling Stockholder	Number	Percent	Remaining Number of Shares Offered Hereby	Number	Percent
Staudt Holdings LLC (26)	11,502	*	4,600	6,902	*
Stuart Steinberg	14,000	*	7,000	7,000	*
George F. Sterne Trust U/A DTD 05-01-2007	30,261	*	6,000	24,261	*
David S. Stewart	8,615	*	3,400	5,215	*
T. Lovell Alpha Ltd Partnership (27)	9,200	*	4,600	4,600	*
Ronald H. Tamlyn & Elizabeth B. Tamlyn, JTWROS	6,000	*	3,000	3,000	*
Timothy Taylor and Derrick Taylor JTWROS	139,700	*	50,000	89,700	*
Timothy Taylor and Pauline Durbin	32,000	*	16,000	16,000	*
Terry Terrell & Shirley Terrell, JTWROS	7,871	*	3,500	4,371	*
Charles Toubin	4,600	*	2,300	2,300	*
Trumbo Family Rev Trust UAD 12/18/92	8,000	*	4,000	4,000	*
Harold M. Tulchin	7,000	*	3,500	3,500	*
John Z. Ueckert	3,952	*	1,500	2,452	*
Union Bancaire Privee Bahamas Limited (28)	579,400	1.3%	200,000	379,400	*
James Walgren	7,000	*	3,500	3,500	*
Walker Living Trust UAD 5/20/02	24,880	*	4,500	20,380	*
RBC Dain Rauscher CFBO Herbert Weeks IRA	31,149	*	7,000	24,149	*
James Welch and Dange Welch	14,351	*	4,000	10,351	*
James Welch, Robert Welch & Thomas Welch JTWROS	11,970	*	4,000	7,970	*
Daniel Wiener	5,000	*	2,500	2,500	*
Wilbert Lee Gore Trust	9,200	*	4,600	4,600	*
RBC Dain Rauscher CFBO Brent L. Wilkins, IRA	6,000	*	3,000	3,000	*
William and Laura Wierzbinski Trust UAD 04/11/05	5,000	*	2,500	2,500	*
Gary Wilson	12,000	*	6,000	6,000	*
WKW I Ltd. Partnership (29)	50,000	*	25,000	25,000	*
Michael Woo	9,200	*	4,600	4,600	*
The Yenckel Ltd Partnership (30)	8,587	*	3,500	5,087	*

Totals	19,119,447	41.1%	6,951,000	12,168,447	26.2%

(1)

Applicable percentage of ownership is based on 42,832,391 shares of common stock outstanding as of November 14, 2007, plus any securities held by such holder exercisable for or convertible into common shares within sixty (60) days after November 14, 2007, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	Though none of the selling stockholders has an obligation to sell all of its shares being registered, there is a presumption that all such shares will be sold.

(3)	Mr. Pescio is a director of Allied Nevada. See discussion under “Shares Issued in Connection with the Arrangement,” above.

(4)

Mr. Buchan is Executive Chairman and a director of Allied Nevada, and is also Chairman of Quest Securities and of its parent, Quest Capital Corp. Quest Securities was one of two Finders that received finder’s fees in connection with the private placement. See “Shares Issued in July 2007 Private Placement” above. Quest Securities is a registered Limited Market Dealer in Ontario, Canada. Mr. Buchan, an affiliate of Quest Securities, purchased the Units in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute any component of the Units at the time of purchase.

(5)	Mr. Caldwell is President, Chief Executive Officer and a director of Allied Nevada.

(6)	Mr. Doyle is Vice President, Technical Services, of Allied Nevada.

(7)

Mr. Eppler is a director of Allied Nevada. Mr. Eppler is President of, and is a partner of, Sierra Partners II LLC, which provides investor relations services to Allied Nevada pursuant to an Investor Relations Services Agreement between Allied Nevada and Sierra. See “Certain Relationships and Related Transactions, and Director Independence — Transactions with Related Persons”.

(8)	Mr. Kirby is Vice President, Chief Financial Officer of Allied Nevada.

(9)

Mr. Sinclair is a director of Allied Nevada and is also Managing Director of Quest Capital Corp. Quest Securities, a wholly-owned subsidiary of Quest Capital Corp., was one of two Finders that received finder’s fees in connection with the private placement. See “Shares Issued in July 2007 Private Placement” above. Quest Securities is a registered Limited Market Dealer in Ontario, Canada. Mr. Sinclair, an affiliate of Quest Securities, purchased the Units in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute any component of the Units at the time of purchase.

(10)	Rick Kung, President of 2035718 Ontario Inc., has investment control and voting control over the securities held by 2035718 Ontario Inc.

(11)	Antony Herrey has investment control and voting control over the securities held by the Antony Herrey Pension Plan and Trust DTD 1/1/85 FBO Employee Plan Participants.

(12)	Bernard Rubin has investment control and voting control over the securities held by Bernard Rubin Family Ltd.

(13)	C. Channing Buckland has investment control and voting control over the securities held by Bolder Opportunities I L.P.

(14)	Each of M.L. Brownstone and Maxine Brownstone has investment control and voting control over the securities held by Brownstone Family LLP.

(15)	C. Channing Buckland has investment control and voting control over the securities held by Bukchuk Holdings.

(16)	Each of Peter Laurence Watts and Stephen Peter Ashcroft has investment control and voting control over the securities held by Emerald Bay Investments Limited.

(17)

Arthur Richards Rule has investment control and voting control over the securities held by Exploration Capital Partners 2000 Limited Partnership (“Exploration Capital 2000”), by virtue of his positions as President and a director of Resource Capital Investment Corporation (“Resource Capital”), which is the General Partner of Exploration Capital Partners 2000. Resource Capital is 100% owned by the Rule Family Trust u/d/t 12/17/98 (the “Rule Trust”), of which Mr. Rule is co-Trustee. Mr. Rule also has investment control and voting control over an additional 238,200 shares of Allied Nevada common stock owned by Exploration Capital Partners 2006 Limited Partnership, whose General Partner is Resource Investment Management Corporation (“Resource Investment”), of which Mr. Rule is President and a director. The Trust also owns 100% of Resource Investment. See “Principal Stockholders”. Mr. Rule and the Rule Trust are also owners of Global Resource Investments Ltd. (“Global Resource”), which was one of two Finders that received finder’s fees in connection with the private placement. The General Partner of Global Resource is Rule Investments, Inc. (“Rule Investments”), which is 100% owned by the Rule Trust. Global Resource is a registered broker-dealer. Exploration Capital 2000, which is accordingly an affiliate of Global Resource by virtue of common ownership and control by Mr. Rule and the Trust, purchased the Units in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute any component of the Units at the time of purchase.

(18)	Marcus Mussa has investment control and voting control over the securities held by Far Away Horizons Corp.

(19)	Floyd Harlan has investment control and voting control over the securities held by Glenn Investments LP.

(20)	Stuart Steinberg has investment control and voting control over the securities held by Jemest Partnership.

(21)	Russell T. McDougal and Shelley T. McDougal each have investment control and voting control over the securities held by The McDougal Family Ltd.

(22)	Randy J. Coulson has investment control and voting control over the securities held by Nakeeta LP.

(23)	E. Zimmerman Boulos has investment control and voting control over the securities held by Office Environments & Services Inc.

(24)	Clayton Whittet has investment control and voting control over the securities held by Rosedale Ltd.

(25)	M. Garth Davis has investment control and voting control over the securities held by SOC Investments LLC.

(26)	Richard Staudt has investment control and voting control over the securities held by Staudt Holdings, LLC.

(27)	Warren Lovell has investment control and voting control over the securities held by T. Lovell Alpha Ltd. Partnership.

(28)	Each of Paul Russell and Craig Ferguson has investment control and voting control over the securities held by Union Bancaire Privee Bahamas Limited.

(29)	C. Channing Buckland has investment control and voting control over the securities held by WKW I Ltd. Partnership.

(30)	Karen Y. Mileson has investment control and voting control over the securities held by The Yenckel Ltd. Partnership.

SHARES ELIGIBLE FOR FUTURE SALE

[Set forth below is substituted text only for this section.]

Registration Rights and Related Matters

Shares Issued to the Pescios Pursuant to the Arrangement

Pursuant to the Arrangement Agreement, we agreed to use commercially reasonable efforts, as soon as possible following the closing of the Arrangement, to file a registration statement on Form S-1 with the SEC registering 35% of the Allied Nevada shares issued to the Pescios as part of the Arrangement (representing 4,200,000 shares) for resale. We met this filing obligation with the registration statement on Form S-1, filed with the SEC on July 27, 2007 and declared effective by the SEC on August 7, 2007, of which this prospectus is a part. We agreed to use our best efforts to cause the registration statement to become effective and to keep the registration statement effective and available for use by the Pescios, subject to the following restrictions:

(i)	each of the Pescios agreed to not sell any Allied Nevada Shares, until the earlier of (A) the date on which the registration statement becomes effective, and (B) the date which is six months after the closing of the Arrangement, and any such sale will only be done in compliance with all applicable securities laws;

(ii)	during the period ending 12 months after the closing of the Arrangement, the Pescios will not sell pursuant to the registration statement, in aggregate, more than 20% of the total number of Allied Nevada shares acquired by the Pescios (as a group) as a result of the Arrangement;

(iii)	each of the Pescios agreed to use his or her commercially reasonable efforts to cause any disposition of Allied Nevada shares by any of them to be effected in a manner that does not cause a significant negative impact on the trading price of the Allied Nevada Shares;

(iv)	during the period ending 12 months after the closing of the Arrangement, the Pescios agreed to refrain from selling pursuant to the registration statement Allied Nevada shares representing, in aggregate, more than 0.67% of the issued and outstanding Allied Nevada shares, in any calendar month; and

(v)	the Pescios agreed to comply with the policies of Allied Nevada related to the trading of Allied Nevada shares by directors, officers and other insiders of Allied Nevada for a period ending 12 months after the closing of the Arrangement, (or for such longer period as such policies may apply to such parties as insiders of Allied Nevada).

In addition, the Pescios and Allied Nevada agreed that in the event that the Pescios, at or before the closing of the Arrangement, provided a direction to Allied Nevada to deliver any of the Allied Nevada shares issuable to the Pescios pursuant to the Arrangement Agreement to Robert Lipsett and Greg Hryhorchuk or transfer any of such shares to Robert Lipsett or Greg Hryhorchuk at the closing of the Arrangement, Vista, the Pescios, and Allied Nevada would cooperate to effect such transaction provided that prior to the issuance each such transferee made certain representations to Allied Nevada with respect to (i) ”accredited investor” status, (ii) access to information, (iii) opportunity to ask questions, (iv) absence of advertising, (v) investment intent, and (vi) transfer restrictions, and agreed that such transferee:

(i)	will not sell any Allied Nevada Shares, until the earlier of (A) the date on which the registration statement becomes effective, and (B) the date which is six months after the closing of the Arrangement, and any such sale will only be done in compliance with all applicable securities laws;

(ii)	during the period ending 12 months after the closing of the Arrangement, will not sell pursuant to the registration statement, in aggregate, more than 20% of the total number of Allied Nevada Shares acquired by such transferee from the Pescios as contemplated above (requirement subsequently waived by Allied Nevada);

(iii)	such transferee will use his commercially reasonable efforts to cause any disposition of Allied Nevada shares by such transferee to be effected in a manner that does not cause a significant negative impact on the trading price of the shares of Allied Nevada Shares;

(iv)	during the period ending 12 months after the closing of the Arrangement, such transferee will not in any calendar month sell pursuant to the registration statement Allied Nevada shares representing, in aggregate, more than 0.17% of the issued and outstanding shares of Allied Nevada shares (requirement subsequently waived by Allied Nevada); and

(v)	such transferee will comply with the policies of Allied Nevada related to the trading of shares by directors, officers and other insiders of Allied Nevada for a period ending 12 months after the closing of the Arrangement, (or for such longer period as such policies may apply to such transferee as an insider of Allied Nevada).

Immediately after the closing of the Arrangement, the Pescios transferred an aggregate 2,700,000 shares of Allied Nevada common stock to Robert Lipsett and Greg Hryhorchuk. We registered for resale under the foregoing Form S-1 an aggregate 945,000 of the transferred shares (since sold pursuant to above waivers by Allied Nevada), in addition to the 3,255,000 of the Pescios’ shares being registered for resale. See “Selling Stockholders”.

In addition, Allied Nevada agreed to use commercially reasonable efforts to complete an equity financing of no less than $15 million as soon as practical after the closing of the Arrangement. We met this requirement on July 16, 2007, with the completion of a private placement financing in which we sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17,000,000, or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. Each unit was comprised of one share of common stock and one common share purchase warrant. We also issued as a finder’s fee 114,850 warrants, each such warrant exercisable for one unit for a period of two years from closing at an exercise price of CDN$4.60. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events — Private Placement Financing.”